Exhibit 10.2
SunTrust Banks, Inc.
2018 Omnibus Incentive Compensation

NON-EMPLOYEE DIRECTOR
RESTRICTED STOCK UNIT AGREEMENT

SunTrust Banks, Inc. (“SunTrust”), a Georgia corporation, upon the recommendation of the Governance and Nominating Committee of its Board of Directors and pursuant to action of the Compensation Committee (“Committee”) in accordance with the SunTrust Banks, Inc. 2018 Omnibus Incentive Compensation Plan (“Plan”), has granted restricted stock units (the “Restricted Stock Units”) as an incentive for Grantee to promote the interests of SunTrust and its Subsidiaries. Each Restricted Stock Unit represents the right to receive a payment in cash equal to the Fair Market Value of SunTrust Common Stock, $1.00 par value, at a future date and time, subject to the terms of this Restricted Stock Unit Agreement.

Name of Grantee

Number of Restricted Stock Units

Grant Date

Closing Price of SunTrust Stock on Grant Date	$

This Non-Employee Director Restricted Stock Unit Agreement (the “Agreement”) evidences this grant, which has been made subject to all the terms and conditions set forth on the attached Terms and Conditions and in the Plan.

TERMS AND CONDITIONS RESTRICTED STOCK UNIT AGREEMENT

§ 1. EFFECTIVE DATE. This Grant of Restricted Stock to the Grantee is effective as of [Grant Date] (“Grant Date”).

§ 2. VESTING. All Restricted Stock Units subject to this Agreement shall vest upon the earlier of (a) the first (1st) anniversary of the Grant Date, and (b) the next annual meeting of shareholders of the Company (“Vesting Date”), provided that Grantee is an active member of SunTrust’s Board of Directors (“Board”) on that date and such Restricted Stock Units have not previously vested or been forfeited pursuant to § 3.

§ 3. ACCELERATED VESTING.

(a) If the Grantee’s membership on the Board terminates prior to the Vesting Date and the date of a Change in Control as a result of the Grantee’s (i) death, (ii) disability within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”)) or (iii) attainment of mandatory retirement age for Board members, then all Restricted Stock Units (and related Dividend Equivalent Rights) subject to this Agreement shall become vested on the date of such termination.

(b) If there is a Change in Control followed by the involuntary termination of the Grantee’s membership on the Board prior to the Vesting Date, and if such termination is not a Termination for Cause (as defined below), then all Restricted Stock Units (and related Dividend Equivalent Rights) subject to this Agreement shall become vested on the date of such termination.

(c) If the Grantee’s membership on the Board terminates prior to the Vesting Date for any reason other than those described in § 3(a) or § 3(b), then any Restricted Stock Units that are not then vested (and related Dividend Equivalent Rights) shall be completely forfeited on the date of such termination.

(d) For purposes of this Agreement, the following terms shall have the meanings set forth below:

(i) Termination for Cause - means termination of membership on the Board which is made primarily because of (A) Grantee’s commission of a felony, or Grantee’s perpetration of a dishonest act, misappropriation of funds, embezzlement, criminal conduct or common law fraud against SunTrust or any Subsidiary, or (B) any other willful act or omission of the Grantee which is materially injurious to the financial condition or business reputation of SunTrust or any Subsidiary.

(ii) Dividend Equivalent Right - means a right that entitles the Grantee to receive an amount equal to any dividends paid on a share of Stock, which dividends have a record date between the Grant Date and the date the Restricted Stock Units are paid.

§ 4. GRANTEE’S RIGHTS PRIOR TO PAYMENT.

(a) The Grantee shall be entitled to a Dividend Equivalent Right for each Restricted Stock Unit subject to this Agreement that vests. Amounts deemed received pursuant to such Dividend Equivalent Rights shall be treated as though they were reinvested in Restricted Stock Units and as part of this grant on the date related dividends are paid, so that they shall be forfeited or payable at the same time as the Restricted Stock Units.

(b) Neither the Plan, this Agreement nor the Restricted Stock Units give the Grantee any rights as a shareholder of SunTrust, including the right to vote or receive dividends. The Grantee is an unsecured general creditor of SunTrust with respect to any cash payment relating to vested Restricted Stock Units, and any payment provided pursuant to this Agreement shall be made from SunTrust’s general assets.

(c) No Restricted Stock Units granted pursuant to this Agreement shall be deemed transferable by the Grantee other than by will or by the laws of descent and distribution prior to the time the Restricted Stock Units become payable to the Grantee or to his or her beneficiary.

§ 5. PAYMENT OF AWARD.

(a) Unless the Restricted Stock Units subject to this Agreement are deferred pursuant to the SunTrust Banks, Inc. Directors Deferred Compensation Plan (the “Deferred Compensation Plan”), the value of the vested Restricted Stock Units (and related Dividend Equivalent Rights) shall be paid in a cash lump sum on the Vesting Date. For purposes of the preceding sentence, the value of each vested Restricted Stock Unit will equal the Fair Market Value of a share of Stock on the Vesting Date. In the event the Restricted Stock Units subject to this Agreement are deferred, such Restricted Stock Units (and related Dividend Equivalent Rights) shall be paid in accordance with the terms of the Deferred Compensation Plan.

TERMS AND CONDITIONS RESTRICTED STOCK UNIT AGREEMENT

(b) To the extent that Grantee does not vest in any Restricted Stock Units, all interest in such Restricted Stock Units (and related Dividend Equivalent Rights) shall be forfeited. The Grantee has no right or interest in any Restricted Stock Unit or related share of Stock that is forfeited.

§ 6. WITHHOLDING. Upon the payment of any Restricted Stock Units, SunTrust’s obligation to deliver cash to settle the vested Restricted Stock Units and Dividend Equivalent Rights shall be subject to the satisfaction of applicable tax withholding requirements, including federal, state, and local requirements. The Grantee must pay to SunTrust any applicable federal, state or local withholding tax due as a result of such payment.

§ 7. NO SERVICE RIGHTS. Nothing in the Plan or this Agreement or any related material shall give the Grantee the right to continue as a member of the Board of SunTrust or any Subsidiary or adversely affect the right of SunTrust or any Subsidiary to terminate the Grantee’s membership on the Board with or without cause at any time.

§ 8. MISCELLANEOUS.

(a) This Agreement shall be subject to all of the provisions, definitions, terms and conditions set forth in the Plan and any interpretations, rules and regulations promulgated by the Committee from time to time, all of which are incorporated by reference in this Agreement.

(b) The Plan and this Agreement shall be governed by the laws of the State of Georgia (without regard to its choice-of-law provisions).

(c) Any written notices provided for in this Agreement that are sent by mail shall be deemed received three (3) business days after mailing, but not later than the date of actual receipt. Notices shall be directed, if to Grantee, at Grantee’s address indicated by SunTrust’s records and, if to SunTrust, at SunTrust’s principal executive office. (c) If one or more of the provisions of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Agreement to be construed so as to foster the intent of this Agreement and the Plan.

(d) This Agreement (which incorporates the terms and conditions of the Plan) and, in the event the Restricted Stock Units are deferred, the Deferred Compensation Plan constitute the entire agreement of the parties with respect to the subject matter hereof. This Agreement and the Deferred Compensation Plan, if applicable, supersede all prior discussions, negotiations, understandings, commitments and agreements with respect to such matters.

(e) The Restricted Stock Units and related Dividend Equivalent Rights are intended to comply with Code Section 409A and official guidance issued thereunder. Notwithstanding anything herein to the contrary, this Agreement shall be interpreted, operated and administered in a manner consistent with this intention.